FOR IMMEDIATE RELEASE
Contact:           Keil Decker

            (212) 299-2209

Anu Ahluwalia

(212) 299-2439

NYMEX HOLDINGS INC ANNOUNCES ANNUAL MEETING DATE

NEW YORK, NY, March 12, 2007 - The Board of Directors of NYMEX Holdings, Inc. (NYMEX), (NYSE: NMX), the parent company of the New York Mercantile Exchange, Inc., has set May 10, 2007 as the date for the company's annual meeting of stockholders.  The meeting will be held at NYMEX's New York City headquarters at One North End Avenue, at 3:00 PM Eastern Time.  The directors also have set March 21, 2007 as the record date for determination of stockholders entitled to vote at the annual meeting either in person or by proxy.

About NYMEX Holdings, Inc.

NYMEX Holdings, Inc. (NYSE:NMX) is the parent company of the New York Mercantile Exchange, Inc., the world's largest physical commodities exchange, offering futures and options trading in energy and metals contracts and clearing services for more than 280 off-exchange energy contracts. Through a hybrid model of open outcry floor trading and electronic trading on CME Globex® and NYMEX ClearPort® , NYMEX offers crude oil, petroleum products, natural gas, coal, electricity, gold, silver, copper, aluminum, platinum group metals, and soft commodities contracts for trading and clearing virtually 24 hours each day. Further information about NYMEX Holdings, Inc. and the New York Mercantile Exchange, Inc. is available on the NYMEX website at www.nymex.com.

NYMEX will send a definitive proxy statement to shareholders of record, which will contain important information about the meeting and the matters to be considered.  Shareholders are urged to read the proxy statement when it becomes available.

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Forward Looking and Cautionary Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to our future performance, operating results, strategy, and other future events. Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, and similar words and terms, in connection with any discussion of future results. Forward-looking statements involve a number of assumptions, risks, and uncertainties, any of which may cause actual results to differ materially from the anticipated, estimated, or projected results referenced in forward-looking statements. In particular, the forward-looking statements of NYMEX Holdings, Inc., and its subsidiaries are subject to the following risks and uncertainties: the success and timing of new futures contracts and products; changes in political, economic, or industry conditions; the unfavorable resolution of material legal proceedings; the impact and timing of technological changes and the adequacy of intellectual property protection; the impact of legislative and regulatory actions, including without limitation, actions by the Commodity Futures Trading Commission; and terrorist activities and international hostilities, which may affect the general economy as well as oil and other commodity markets. We assume no obligation to update or supplement our forward-looking statements.